Exhibit 99.1

SafeNet Receives Anticipated Notice Related to Previously Announced Late Filing
                   of Form 10-Q for the Third Quarter of 2006

           Goal is to File Necessary Restatements by December 31, 2006

    BALTIMORE--(BUSINESS WIRE)--Nov. 17, 2006--SafeNet, Inc. (NASDAQ:SFNT) announced today, as expected, that the Company has received an additional Staff Determination notice from NASDAQ stating that the Company has failed to timely file its Form 10-Q for the third quarter ended September 30, 2006 and, therefore, is not in compliance with NASDAQ Marketplace Rule 4310(c)(14). On November 13, 2006, the Company disclosed that, in connection with the previously disclosed investigation by the special committee of the board to investigate the Company's stock option granting practices and the audit of the necessary restatements, it would not be able to file its third quarter of 2006 Form 10-Q. As announced on August 18, 2006, NASDAQ initially informed the Company that its securities would be delisted for failure to timely file its Form 10-Q for the second fiscal quarter ended June 30, 2006, unless the Company requested a hearing in accordance with applicable NASDAQ Marketplace rules. The Company subsequently requested and was granted a hearing with the NASDAQ Listing Qualifications Panel in September 2006. At the hearing the Company presented a plan to regain compliance with NASDAQ's filing requirements. The Company's common stock will remain listed on The NASDAQ Global Select Market pending the issuance of a formal decision. The Company's current target is to make the necessary filings by December 31, 2006, and intends to make an additional submission to NASDAQ demonstrating the progress being made towards the December 31, 2006 goal.

    SafeNet is working diligently towards remedying its filing delay before NASDAQ effects the delisting of SafeNet's common shares, but SafeNet cannot assure that NASDAQ will grant a request for continued listing.

    About SafeNet, Inc.

    SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. UBS, Nokia, Fujitsu, Hitachi, ARM, Bank of America, NetGear, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

    These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.

    CONTACT: SafeNet, Inc.
             Public Relations:
             Donna St. Germain, 443-327-1454
             dstgermain@safenet-inc.com
             www.safenet-inc.com
             or
             Investor Relations:
             Gregg Lampf, 443-327-1532
             glampf@safenet-inc.com
             www.safenet-inc.com